FOUNDERS FUNDS, INC.
                          RULE 12B-1 DISTRIBUTION PLAN


      1. The Plan. Founders Funds, Inc. (the "Company") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act") and is authorized to issue shares of capital stock in separate series, with each series representing interests in a separate portfolio of securities and other assets. Pursuant to Section 12(b) of the Act and the rules and regulations thereunder as the same may be issued or amended from time to time, and specifically pursuant to Rule 12b-1 (the "Rule"), the Company, on behalf of those of the Company's series of shares designated on Exhibit A attached hereto and incorporated herein by this reference (each, a "Fund"), has adopted this Distribution Plan (the "Plan"). The Plan is designed to comply with the requirements of the Rule.

      2. Authorized Payments. In addition to the expenses described in Section 8 below, while the Plan is in effect, each Fund is authorized to reimburse the Company's distributor (the "Distributor") for out-of-pocket costs and expenses actually incurred over a rolling twelve-month period for the distribution of the shares of the Fund issued by the Company, but only to the extent such expenses do not exceed an annual rate of 0.25 of 1 percent of the Fund's average daily net assets or such lesser amount as a majority of the Board of Directors of the Company (the "Board of Directors"), including a majority of the Independent Directors (as defined herein), may determine. A majority of the Board of Directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan ("Independent Directors") may from time to time reduce the amount of such expenses or may suspend the operation of this Section 2 for such period or periods as they may determine. Reimbursement contemplated under this Section shall be paid at any time after the end of the month during which the expenses were incurred or, in the case of the payments described in subsection (a) below, at any time after the end of the month for which the payments are being made. Reimbursements shall be paid upon receipt by the Fund of a written expense report detailing the expenses qualifying for such reimbursement and the purposes thereof. Expenses permitted to be paid by each Fund pursuant to this Section shall include and be limited to the following:

      (a) payments to any securities dealer, financial institution or other person (other than the Distributor) for their assistance with respect to the distribution of the Fund's shares, and payments to any financial intermediary for providing administrative and accounting services with respect to the Fund's shareholders, provided each recipient of such payment has entered into a written agreement with the Distributor, the form of which in the opinion of legal counsel to the Distributor (and, if the Fund is a party to such agreement, legal counsel to the Fund), complies with, and is not in contravention of, the Plan; and

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      (b)   expenses of  promoting  the sale of shares of the Fund,  including preparation, printing and mailing of prospectuses, reports to shareholders of the Funds, sales literature and other promotional material to prospective investors; direct mail solicitation; television, radio, newspaper, magazine and other advertising; public relations; compensation of sales personnel and persons who render shareholder support services; and such other expenses as may be approved from time to time by the Board of Directors, including a majority of the Independent Directors, and as may be permitted by applicable statute, rule or regulation. Payments by the Fund hereunder, for any month, may be made only with respect to expenditures incurred by the Distributor during the rolling twelve-month period in which that month falls. Any expenditures incurred in excess of the limitation described above of 0.25 of 1 percent of the Fund's average daily net assets in any one fiscal year are not reimbursable.

      3. Approval and Continuance. The Plan shall not take effect with respect to each Fund until it has been approved by a majority of the Board of Directors and by a majority of the Independent Directors, by votes cast in person at a meeting called for the purpose of voting on the Plan and by a vote of at least a majority of the outstanding voting securities of the Fund. The Plan shall continue in effect with respect to each Fund for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors and a majority of the Independent Directors, by votes cast at a meeting called for the purpose of voting on such continuance.

      4. Reports. Any person authorized to direct the disposition of moneys paid or payable pursuant to the Plan shall furnish at least quarterly to the Board of Directors, and the Board of Directors shall review, a written report as to the amounts expended during each quarter and the purposes for which such amounts were expended, and such other information as the Board of Directors or the Independent Directors may reasonably request from time to time.

      5. Records. The Company shall preserve copies of the Plan and all reports made pursuant to Section 4 above for a period of not less than six years from the date of the Plan and reports and shall preserve the Plan and reports for the first two years in an easily accessible place.

      6. Selection and Nomination of Directors. While the Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Company shall be committed to the discretion of the Independent Directors.

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      7. Expense  Limitation.  Whether or not any expenditure  under the Plan is subject to a state expense limitation shall depend upon the nature of the expenditure and the terms of the state law or regulation imposing the limitation. Any expenditure subject to such limitation shall be included in the applicable Fund's total expenses for purposes of determining compliance with such limitation.

      8. Other Expenses of the Funds and the Funds' Investment Adviser. To the extent that any payments made by the Company on behalf of a Fund pursuant to its investment advisory agreement with Founders Asset Management LLC ("Founders") are considered to be "primarily intended to result in the sale of shares" of the Fund within the meaning of the Rule, such payments when made by the Company pursuant to the investment advisory agreement are authorized under the Plan. Any distribution expenses relating to the sale of shares of the Fund incurred by Founders are in addition to distribution expenses incurred by the Fund pursuant to Section 2 above. To the extent that any management fee paid by the Fund pursuant to its investment advisory agreement with Founders might be considered to be indirectly financing any activity which is "primarily intended to result in the sale of shares" of the Fund within the meaning of the Rule, the payment of such management fee is authorized under the Plan. Adoption of the Plan shall not be deemed to mean that any payments made by the Fund and authorized by the Plan pursuant to this Section 8 constitute distribution expenses within the meaning of the Rule, or that payment of distribution expenses by Founders constitutes the indirect payment of distribution expenses by the Fund.

      9. Amendment and Termination. The Plan may not be amended to increase materially the amount of distribution expenses to be paid by a Fund as described in Section 2 above without the approval of a majority of the outstanding voting securities of the Fund. All material amendments to the Plan must be approved by a majority of the Board of Directors and a majority of the Independent Directors, by votes cast in person at a meeting called for the purpose of voting on such amendment. Amendments required to conform the Plan to changes in the Rule shall not be deemed to be material amendments.

      The Plan may be terminated by a Fund at any time by the vote of a majority of the Independent Directors or by the vote of a majority of the outstanding voting securities of the Fund. Upon termination, the Fund will not reimburse the Distributor for any expenses incurred by the Distributor subsequent to the date of termination which otherwise would have been reimbursed under the Plan. The Fund will, however, reimburse the Distributor for any such expenses incurred prior to the date of termination, but only to the extent that such expenses do

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not  exceed  0.25 of 1 percent  of the  Fund's  average  daily net assets in the calendar year of termination (or such lesser amount as may have been determined prior to termination by the Board of Directors, including the Independent Directors, in accordance with Section 2 of the Plan).

      10. Definitions. As used in the Plan, the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meaning specified in the Act and the rules and regulations thereunder.

      Effective May 29, 1998.


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                                    EXHIBIT A
                                       TO
                              FOUNDERS FUNDS, INC.
                          RULE 12B-1 DISTRIBUTION PLAN


Founders Discovery Fund
Founders Frontier Fund
Founders Passport Fund
Founders Special Fund
Founders International Equity Fund
Founders Worldwide Growth Fund
Founders Growth Fund
Founders Blue Chip Fund
Founders Balanced Fund
Founders Government Securities Fund